UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 2, 2005

Date of report (Date of earliest event reported)

MATRIXONE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29309	02-0372301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Littleton Road

Westford, Massachusetts 01886

(Address of Principal Executive Offices, including Zip Code)

(978) 589-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01. Other Events

A complaint was filed against the Company’s Board of Directors on Friday, December 2, 2005 in the Court of Chancery of the State of Delaware (the “Court”), in connection with a belated attempt to nominate two principals of Oliver Press Partners, LLC to the Company’s Board of Directors.

The complaint was filed by four investors in the Company’s common stock – Oliver Press Partners, LLC; Davenport Partners L.P.; Pierson Partners, L.P.; and Sidus Investment Management (the “Plaintiffs”). The Company believes that the first three Plaintiffs listed above are affiliated entities controlled by the first, and are recent investors in the Company who claim to have purchased approximately 80% of all shares owned by the Plaintiffs. The fourth Plaintiff claims to have recently purchased approximately 40% of its shares of the Company.

In the complaint, the Plaintiffs seek to invalidate the Company’s long established By-Law provision requiring advance notice of stockholder nominations of Company directors. The provision has been part of the By-Laws since the Company became publicly traded in 2000, and well before Plaintiffs became stockholders of the Company. Under the By-Law provision, the Plaintiffs’ attempt to nominate two principals of Oliver Press Partners, LLC on December 2, 2005 (less than three weeks prior to the Company’s 2005 Annual Meeting of Stockholders on December 22, 2005) is untimely and invalid. The Plaintiffs also seek to delay the Company’s Annual Meeting of Stockholders to provide additional time for them to solicit support for their purported nominations.

On December 6, 2005, the Court heard and denied the Plaintiffs’ request to schedule a trial on the merits of the complaint, or a motion for preliminary injunction, in advance of the Company’s Annual Meeting of Stockholders on December 22, 2005. As a result, the Company will proceed with its 2005 Annual Meeting of Stockholders on December 22, 2005. The Court directed the parties to submit a scheduling order designed to bring the matter to a prompt trial, which the Company expects to occur before the Company’s 2006 Annual Meeting of Stockholders.

The Company expects that its directors will vigorously defend themselves in the action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXONE, INC.

Date: December 7, 2005	By:	/s/ Gary D. Hall
Gary D. Hall Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)